As filed with the Securities and Exchange Commission on May 19, 2004

Registration No. 333-104930

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________

POST-EFFECTIVE AMENDMENT NO. ONE
TO FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________

GREAT SOUTHERN BANCORP, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	43-1524856
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1451 E. BATTLEFIELD, SPRINGFIELD, MISSOURI	65804
(Address of principal executive offices)	(Zip Code)

GREAT SOUTHERN BANCORP, INC. 1997 STOCK OPTION AND INCENTIVE PLAN
(Full title of the Plan)

_______________________

JOSEPH W. TURNER
PRESIDENT AND CHIEF EXECUTIVE OFFICER
GREAT SOUTHERN BANCORP
1451 E. BATTLEFIELD
SPRINGFIELD, MISSOURI 65804
(Name and address of agent for service)

(417) 887-4400
(Telephone number, including area code, of agent for service)

Copy of all communications to:

MARTIN L. MEYROWITZ, P.C.
CRAIG M. SCHEER, P.C.
SILVER, FREEDMAN & TAFF, L.L.P.
(A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS)
1700 WISCONSIN AVE., N.W.
WASHINGTON, D.C. 20007
(202) 295-4500

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered	per share	offering price	registration fee

N/A(1)	N/A	N/A	N/A	N/A

(1)	No additional securities are being registered, and the registration fee was paid upon the filing of the original Registration Statement on May 2, 2003 (Reg. No. 333-104930). Therefore, no further registration fee is required.

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EXPLANATORY NOTE

         This Post-Effective Amendment No.1 (this "Amendment") to that certain Registration Statement on Form S-8 (File No. 333-104930, the "Registration Statement") filed by Great Southern Bancorp, Inc., a Delaware corporation ("Great Southern Delaware"), is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the "Securities Act"), by Great Southern Bancorp, Inc., a Maryland corporation (the "Registrant"), which is the successor to Great Southern Delaware following a statutory merger on May 18, 2004 (the "Merger") for the purpose of changing Great Southern Delaware's state of incorporation from Delaware to Maryland. Prior to the Merger, the Registrant had no assets or liabilities other than nominal assets or liabilities. In connection with the Merger, the Registrant succeeded by operation of law to all of the assets and liabilities of Great Southern Delaware. The Merger was approved by the stockholders of Great Southern Delaware at Great Southern Delaware's Annual Meeting of Stockholders held on May 4, 2004, for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Except as modified by this Amendment, the Registrant, by virtue of this Amendment, expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

         The following documents previously filed by Great Southern Delaware, the predecessor of the Registrant, with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement:

(a)	Great Southern Delaware's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended on Form 10-K/As filed on March 31, 2004 and April 1, 2004;

(b)	Great Southern Delaware's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004;

(c)	Great Southern Delaware's Current Reports on Form 8-K filed on May 3, 2004 and May 4, 2004; and

(d)	the description of the common stock contained in the Registration Statement on Form 8-A filed by Great Southern Delaware on November 1, 1989, and the articles of incorporation and bylaws of the Registrant attached as Appendices D and E, respectively, to Great Southern Delaware's definitive proxy statement for its annual meeting of stockholders held on May 4, 2004, filed by Great Southern Delaware on March 31, 2004.

         All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         This incorporation by reference shall not be deemed to specifically incorporate by reference the information relating to the audit committee report (as permitted under Item 306 of Regulation S-K) or the board compensation committee report on executive compensation and performance graph (as permitted under Item 402(a)(8) of Regulation S-K) contained in any annual meeting proxy statement.

Item 4. Description of Securities.

         Not Applicable.

Item 5. Interests of Named Experts and Counsel.

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         Not Applicable.

Item 6. Indemnification of Directors and Officers.

         Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for monetary damages except: (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit; or (2) to the extent a final judgment or adjudication against the director or officer is based on a determination that the director's or officer's act or failure to act was the result of active and deliberate dishonesty and was material to the cause of action against the director or officer. The Registrant's charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.

         Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or with active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reason to believe that his conduct was unlawful. The Maryland General Corporation Law provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation. The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received. A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

         Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation, a director or officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

         The Registrant's charter provides for indemnification of directors and officers to the maximum extent permitted by the Maryland General Corporation Law.

Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits.

         See the Index to Exhibits to this Registration Statement.

Item 9. Undertakings.

         (a)             The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

	(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)             The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield, State of Missouri, on May 19, 2004.

GREAT SOUTHERN BANCORP, INC.
By:	/s/ Joseph W. Turner Joseph W. Turner President and Chief Executive Officer (Duly Authorized Officer)

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph W. Turner, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including additional post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent or his or her substitutes or substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Joseph W. Turner Joseph W. Turner Director, President and Chief Executive Officer (Principal Executive Officer)	Date: May 19, 2004

/s/ Rex A. Copeland Rex A. Copeland Treasurer (Principal Financial and Accounting Officer)	Date: May 19, 2004

/s/ William V. Turner William V. Turner Chairman of the Board	Date: May 19, 2004

/s/ William E. Barclay William E. Barclay Director	Date: May 19, 2004

/s/ Larry D. Frazier Larry D. Frazier Director	Date: May 19, 2004

/s/ Thomas J. Carlson Thomas J. Carlson Director	Date: May 19, 2004

/s/ Julie T. Brown Julie T. Brown Director	Date: May 19, 2004

/s/ Earl A. Steinert, Jr. Earl A. Steinert, Jr. Director	Date: May 19, 2004

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Articles of Incorporation of Great Southern Bancorp, Inc., a Maryland corporation (the "Registrant") (included as Appendix D to the definitive proxy statement filed by Great Southern Bancorp, Inc., a Delaware corporation and predecessor of the Registrant ("Great Southern Delaware"), with the Securities and Exchange Commission (the "Commission") on March 31, 2004 and incorporated herein by reference).

4.2	Bylaws of the Registrant (included as Appendix E to the definitive proxy statement filed by Great Southern Delaware with the Commission on March 31, 2004 and incorporated herein by reference).

5	Opinion of Silver, Freedman & Taff, L.L.P.

23.1	Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 5)

23.2	Consent of BKD, LLP

24	Power of Attorney (contained on signature page)